Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-144999

AMBASSADORS INTERNATIONAL, INC.

PROSPECTUS SUPPLEMENT NO. 1 DATED NOVEMBER 20, 2007

TO FINAL PROSPECTUS DATED OCTOBER 2, 2007

The final prospectus of Ambassadors International, Inc. dated October 2, 2007 is supplemented to include the following updated information:

Selling SecurityHolders

The “Selling Securityholders” section contained in the prospectus dated October 2, 2007 is supplemented to include the following selling securityholder. The following table sets forth information, as of November 7, 2007, with respect to the selling securityholder and the principal amount of notes beneficially owned by the securityholder that may be offered pursuant to this prospectus.

	Shares of Common Stock Beneficially Owned Prior to Offering**	Principal Amount of Notes Beneficially Owned and Offered Hereby	Percentage of Notes Outstanding	Common Stock Offered Herby		Shares of Common Stock Beneficially Owned After Offering
Name				Number (1)	Percentage (2)	Number	Percentage (3)
Thomas Weisel Partners, LLC (18) #	19,664	$1,100,000	1.13%	19,664	*	—	—

*	Less than 1.00%
**	Includes the shares of common stock issuable upon conversion of the notes being offered by the selling securityholder.
#

The selling securityholder is a wholly-owned subsidiary of company that is required to file periodic and other reports with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) or the Securities Exchange Act.

(1)	Represents the maximum number of shares of our common stock issuable upon conversion of all the holder’s notes, based on the initial conversion rate of 17.8763 shares of our common stock per $1,000 principal amount of the notes. This conversion rate is subject to adjustment, however, as described under “Description of the Notes – Conversion” and “Description of the Notes—Adjustment to Conversion Rate Upon a Fundamental Change.” As a result the number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future.
(2)	Calculated based on 10,823,655 shares of our common stock outstanding as of November 1, 2007. In calculating this amount for each holder, we treated as outstanding the number of shares of our common stock issuable upon conversion of all that holder’s notes, but we did not assume conversion of any other holder’s notes.
(3)	Assumes all shares being offered under this prospectus are sold. The percentage of share ownership indicated is based on 10,823,655 shares of our common stock outstanding as of November 1, 2007.
(18)	The selling securityholder is a NASD-registered broker-dealer.

(End of Prospectus Supplement No. 1.)